Exhibit 4.2

FORM OF INDEPENDENT DIRECTOR AGREEMENT

THIS INDEPENDENT DIRECTOR AGREEMENT (this “Agreement”) is made and entered into as of [DATE] (the “Effective Date”), by and between Alpha Technology Group Limited, a British Virgin Islands company (the “Company”) and [NAME] (the “Independent Director”), and will take effect on the Effective Date.

WHEREAS, the Company desires to engage the Independent Director, and the Independent Director desires to serve, as a non-employee director of the Company, subject to the terms and conditions contained in this Agreement; and

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the receipt of which is hereby acknowledged, the Company and the Independent Director, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS.

(a) “Confidential Information” means information disclosed to Independent Director or known by Independent Director (including information conceived, originated, discovered, or developed in whole or in part by Independent Director), about the Company and/or the Company’s business, products, processes, and services, including but not limited to information relating to research, development, data, experimental work, innovations, ideas, improvements, concepts, inventions (including Inventions as such term is defined below), computer programs, designs, engineering data, formulas, systems, intellectual property, sketches, blueprints, flow charts, technology, routines, algorithms, source and object codes, know-how, products and services under development, pricing and pricing strategies, business plans, marketing and selling strategies, servicing, purchasing, accounting, engineering, cost and costing strategies, sources of supply, information about customers and/or suppliers, information related to contracts, customer lists, customer requirements, techniques, business methods or practices, operations, financial information, business forecasts, information related to computer hardware, software, program, operating systems or the like, training and training programs, prospective business opportunities, and any other information the Company is under an obligation to keep confidential.

(b) “Corporate Status” describes the capacity of the Independent Director with respect to the Company and the services performed by the Independent Director in that capacity.

(c) “Entity” shall mean any corporation, partnership, limited liability company, joint venture, trust, foundation, association, organization or other legal entity.

(d) “Proceeding” shall mean any threatened, pending or completed claim, action, suit, arbitration, alternate dispute resolution process, investigation, administrative hearing, appeal, or any other proceeding, whether civil, criminal, administrative or investigative, whether formal or informal.

(e) “Expenses” shall mean all reasonable fees, costs and expenses, approved by the Company in advance and reasonably incurred in connection with any Proceeding, including, without limitation, attorneys’ fees, disbursements and retainers, fees and disbursements of expert witnesses, private investigators, professional advisors (including, without limitation, accountants and investment bankers), court costs, transcript costs, fees of experts, travel expenses, duplicating, printing and binding costs, telephone and fax transmission charges, postage, delivery services, secretarial services, and other disbursements and expenses.

(g) “Liabilities” shall mean judgments, damages, liabilities, losses, penalties, excise taxes, fines and amounts paid in settlement.

(h) “Parent” shall mean any corporation or other entity (other than the Company) in any unbroken chain of corporations or other entities ending with the Company, if each of the corporations or entities, other than the Company, owns stock or other interests possessing 50% or more of the economic interest or the total combined voting power of all classes of stock or other interests in one of the other corporations or entities in the chain.

(i) “Subsidiary” shall mean any corporation or other entity (other than the Company) in any unbroken chain of corporations or other entities beginning with the Company, if each of the corporations or entities, other than the last corporation or entity in the unbroken chain, owns stock or other interests possessing 50% or more of the economic interest or the total combined voting power of all classes of stock or other interests in one of the other corporations or entities in the chain.

2. SERVICES OF INDEPENDENT DIRECTOR.

(i) While this Agreement is in effect, the Independent Director shall perform duties as an independent director and/or a member of the committees of the Board, be compensated for such and be reimbursed expenses in accordance with Schedule A attached to this Agreement, subject to the following:

(a) The Independent Director will perform services as is consistent with Independent Director’s position with the Company, as required and authorized by the amended and restated memorandum and articles of association of the Company, and in accordance with high professional and ethical standards and all applicable laws and rules and regulations pertaining to the Independent Director’s performance hereunder, including without limitation, laws, rules and regulations relating to a public company. In particular, the Independent Director must, in the performance of his/her duties as an independent director, act honestly and in good faith in the interests of the Company as a whole; act for proper purpose; be answerable to the Company for the application or misapplication of its assets; avoid actual or potential conflicts of interest and duty; disclose fully and fairly his/her interests in contracts with the Company; and apply such degree of skill, care and diligence as may reasonably be expected of a person of his/her knowledge and experience and holding his office within the Company.

(b) The Independent Director is under the obligation to attend at least 80% of the Company’s board meetings each year.

(c) The Company may, at its sole and absolute discretion, offset any and all monies payable to the Independent Director to the extent of any monies owing to the Company from the Independent Director.

(d) The rules and regulations of the Company notified to the Independent Director, from time to time, apply to the Independent Director. Such rules and regulations are subject to change by the Company in its sole discretion. Notwithstanding the foregoing, in the event of any conflict or inconsistency between the terms and conditions of this Agreement and rules and regulations of the Company, the terms of this Agreement control.

(e) Any references in this Agreement regarding Independent Director’s duties and obligations to the Company (including, but not limited to, obligations related to confidentiality, and assignment of inventions and work product) include Independent Director’s obligation to the Company’s affiliated entities, which includes the Company’s parent and subsidiary corporations and business entities, if any, and any corporation or other business entity owned or controlled by the Company or under common ownership or control with the Company (each an “Affiliate” and collectively, the “Affiliates”).

(f) the Independent Director will at all time comply with all applicable rules and regulations in Hong Kong, British Virgin Islands, the United States and elsewhere from time to time in force.

(ii) The Independent Director hereby represents and warrants to the Company that he/she is not bound by or subject to any court order, agreement, arrangement or undertaking which in any way restricts or prohibits him/her from entering into this Agreement or from performing his/her duties hereunder.

3. REQUIREMENTS OF INDEPENDENT DIRECTOR. During the term of the Independent Director’s services to the Company hereunder, Independent Director shall observe all applicable laws and regulations relating to independent directors of a public company as promulgated from time to time, and shall not: (1) be an employee of the Company or any Parent or Subsidiary; (2) accept, directly or indirectly, any consulting, advisory, or other compensatory fee in excess of $120,000 from the Company during any period of twelve consecutive months within the three years preceding the execution of this Agreement other than as a director and/or a member of a committee of the Board; (3) be an affiliated person of the Company or any Parent or Subsidiary, as the term “affiliate” is defined in 17 CFR 240.10A-3(e)(1), other than in his/her capacity as a director and/or a member of a committee of the Board; (4) possess an interest in any transaction with the Company or any Parent or Subsidiary, for which disclosure would be required pursuant to 17 CFR 229.404(a), other than in his capacity as a director and/or a member of a committee of the Board committees; and (5) be engaged in a business relationship with the Company or any Parent or Subsidiary, for which disclosure would be required pursuant to 17 CFR 229.404(b), except that the required beneficial interest therein shall be modified to be 5% hereby.

4. REPORTING OBLIGATION. While this Agreement is in effect, the Independent Director shall immediately report to the Company in the event: (1) the Independent Director knows or has reason to know or should have known that any of the requirements specified in Section 3 hereof is not satisfied or is not going to be satisfied; and (2) the Independent Director simultaneously serves on an audit committee of any other public company.

5. TERM AND TERMINATION. The term of this Agreement and the Independent Director’s services hereunder shall be for one (1) year from the Effective Date, unless terminated as provided for in this Section 5. This Agreement and the Independent Director’s services hereunder shall terminate upon the earlier of the following:

(a) Immediate removal of the Independent Director as a director of the Company, upon proper Board or member action in accordance with the amended and restated memorandum and articles of association of the Company and applicable law;

(b) Resignation of the Independent Director as a director of the Company upon one-month written notice to the Board of Directors of the Company;

(c) Director’s failure to be reelected by the Company’s members at a meeting duly called for such purpose; or

(d) This Agreement shall be subject to termination by the Company at any time by summary notice in writing if the Independent Director becomes (a) a lunatic or of unsound mind or become a patient for any purpose of any applicable law relating to mental health; or (b) becomes incapacitated by illness or other like causes so as to prevent the Independent Director from performing his/her duties and obligations hereunder.

(d) Termination of this Agreement by the Company, in the event any of the requirements specified in Section 3 hereof is not satisfied, as determined by the Company in its sole discretion.

6. LIMITATION OF LIABILITY. In no event shall the Independent Director be individually liable to the Company or its shareholders for any damages for breach of fiduciary duty as an independent director of the Company, unless the Independent Director’s act or failure to act involves intentional misconduct, omission, wilful misconduct, reckless, breach of duty, fraud or a knowing violation of law.

7. AGREEMENT OF INDEMNITY. The Company agrees to indemnify the Independent Director pursuant to an indemnity agreement to be entered by the Company and the Independent Director on or about the Effective Date.

8. AUTHORITY. Each party has all necessary power and authority to enter into, and be bound by the terms of, this Agreement, and the execution, delivery and performance of the undertakings contemplated by this Agreement have been duly authorized by each party hereto.

9. SUCCESSORS AND ASSIGNMENT. This Agreement shall (a) be binding upon and inure to the benefit of all successors and assigns of the Company (including any transferee of all or a substantial portion of the business, stock and/or assets of the Company and any direct or indirect successor by merger or consolidation or otherwise by operation of law), and (b) be binding on and shall inure to the benefit of the heirs, personal representatives, executors and administrators of the Independent Director. The Independent Director has no power to assign this Agreement or any rights and obligations hereunder.

10. CONFIDENTIAL INFORMATION.

(a) OBLIGATION OF THE INDEPENENT DIRECTOR. The Independent Director acknowledges that all Confidential Information is, and for all times after the termination of this Agreement shall remain, the property of the Company. Independent Director agrees that he/she shall not directly or indirectly use, disseminate or disclose any Confidential Information without having first obtained prior written permission from the Company and to obtain such prior written permission whether during the term of this Agreement or after termination of this Agreement, except as shall be necessary in the ordinary course of performing his/her duties as an Independent Director of the Company in accordance with this Agreement. Independent Director shall comply with any additional policies, rules and procedures established by the Company from time to time for the protection of any Confidential Information.

(b) The parties agree that the following shall not be considered Confidential Information subject to this Agreement: (i) information which prior to the time of disclosure by Company is generally available to the public; (ii) information that, after disclosure by Company, becomes generally available to the public by publication or otherwise, provided that such publication is not in violation of this Agreement or any other confidentiality agreement; or (iii) information Independent Director is compelled to disclose by a court or other tribunal of competent jurisdiction; provided, however, that in such case Independent Director shall immediately give notice to the Company to enable the Company to exercise its legal rights to prevent and/or limit such disclosure. In any event, Independent Director shall disclose only that portion of the Confidential Information that, in the opinion of the Company’s legal counsel, is legally required to be disclosed and will exercise reasonable efforts to ensure that any such information so disclosed will be accorded confidential treatment by said court or tribunal.

11.  Disclosure of Inventions AND ASSIGNMENT OF INVENTIONS.

(a) Independent Director shall promptly disclose orally and in writing to the Company any and all inventions, discoveries, improvements, works, developments, data, works of authorship, documentation, modifications, designs, trade secrets, formulae, techniques, processes and know-how, whether or not subject to protection under patent, copyright, trademark or any other intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademarks or similar statutes or subject to analogous protection) and whether or not reduced to practice, which Independent Director, either alone or jointly with others, conceives, creates, discovers, invents or reduces to practice during the term of this Agreement and which (i) relate to or result from the business, work, research or investigation of the Company or any Affiliate, or any business, work, research or investigation which the Company or any Affiliate is considering or expects or plans to be engaged in, (ii) results from tasks or duties assigned to Independent Director by the Company or Independent Director’s performance of his/her obligations under this Agreement, or (iii) results from the use of the Company’s premises or property whether tangible or intangible, owned, leased or contracted for by the Company (collectively referred to as “Inventions”).

(b) All work and work product of any type or description created by Independent Director, both past and future, during the term of this Agreement, related to an Invention, shall be and remain exclusively the property of the Company, and is a “work made for hire” for the benefit of the Company. The Company may file applications to register copyrights as author thereof as well as any and all other ownership and intellectual property rights. Independent Director hereby assigns to the Company all rights, including, without limitation, all copyrights throughout the world, including all renewals and extensions thereof, in and to all copyrightable works as created by Independent Director, both past and future, during the term of this Agreement.

(c) Independent Director acknowledges and agrees that all Inventions shall be the sole property of the Company or any other person or entity designated by the Company (the “Designee”), and Independent Director hereby assigns to the Company or the Designee’s entire right, title and interest in all Inventions.

(d) Independent Director shall, at the Company’s expense assist the Company or the Designee to apply for, obtain, register and from time to time enforce any patent, copyright, trademark or other property right with respect to the Inventions in any and all countries and when so obtained or vested, to renew and restore the same. To that end, by way of illustration but not limitation, Independent Director shall testify in any suit or any other proceeding involving any Invention and execute all documents which the Company or the Designee reasonably determines to be necessary or convenient for use in applying for and obtaining any patent, copyright, trademark or other intellectual property protection thereon for the Company or the Designee. Independent Director’s obligation to assist the Company or the Designee in obtaining, maintaining and enforcing patent, copyright, trademark and other intellectual property rights for the Inventions shall continue beyond the cessation of this Agreement, but the Company or the Designee shall compensate Independent Director for reasonable time off work or lost wages at a reasonable rate established in good faith by the Company or the Designee for such purpose (after such cessation of this Agreement) for time actually spent by Independent Director at the Company’s or the Designee’s request on such assistance.

(e) If the Company is unable, after reasonable effort, to secure Independent Director’s signature as required by this Section 17 on any application for patent, copyright, trademark or other analogous registration or other documents regarding any legal protection relating to an Invention, whether because of Independent Director’s physical or mental incapacity or for any other reason whatsoever, Independent Director hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his/her agent and attorney-in-fact, to act for and in Independent Director’s behalf and stead to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of patent, copyright or trademark registrations or any other legal protection thereon with the same legal force and effect as if executed by Independent Director.

12.  CONFLICT OF INTEREST. Independent Director shall abide by any policy concerning conflicts of interest that the Company may from time to time have in effect. Independent Director agrees that during the term of this Agreement he/she shall not, acting alone or in conjunction with others, directly or indirectly, become involved in a conflict of interest or, upon discovery thereof, allow such a conflict to continue. Moreover, Independent Director agrees that he/she shall immediately disclose to the Company any facts which might involve any reasonable possibility of a conflict of interest. It is agreed that any direct or indirect interest, connection with, or benefit from any outside activities, where such interest might in any way adversely affect the Company, involves a possible conflict of interest. Circumstances in which a conflict of interest on the part of Independent Director might arise, and which must be reported immediately by Independent Director to the Company, include, but are not limited to, the following:

●	ownership of a material interest in any supplier, contractor, subcontractor, customer, or other entity with which the Company does business;

●	acting in any capacity, including director, officer, partner, consultant, employee, distributor, agent, or the like for a supplier, contractor, subcontractor, customer, or other entity with which the Company does business;

●	accepting, directly or indirectly, payment, service, or loans from a supplier, contractor, subcontractor, customer, or other entity with which the Independent Director does business, including, but not limited to, gifts, trips, entertainment, or other favors of more than a nominal value;

●	misuse of the Company’s information or facilities to which Independent Director has access in a manner that will be detrimental to the Company’s interest, such as utilization for Independent Director’s own benefit of know-how, inventions, or information developed through the Independent Director’s business activities;

●	disclosure or other misuse of information of any kind obtained through Independent Director’s connection with the Company;

●	appropriation by Independent Director or the diversion to others, directly or indirectly, of any business opportunity in which it is known or could reasonably be anticipated that the Company would be interested; and

●	the ownership, directly or indirectly, of a material interest in an enterprise in competition with the Company, or acting as an owner, director, principal, officer, partner, consultant, employee, agent, servant, or otherwise of any enterprise which is in competition with the Company.

13. RETURN OF MATERIALS. All documents and other tangible objects containing or representing Confidential Information and all copies thereof which are in the possession of Independent Director shall be and remain the property of Company and shall be promptly returned to Company or destroyed by Independent Director upon the termination of this Agreement and/or upon Company’s request.

14. Gender, Etc. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

15. CHANGE IN LAW. To the extent that a change in applicable law (whether by statute or judicial decision) shall mandate broader or narrower indemnification than is provided hereunder, the Independent Director shall be subject to such broader or narrower indemnification and this Agreement shall be deemed to be amended to such extent.

16. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement, or any clause thereof, shall be determined by a court of competent jurisdiction to be illegal, invalid or unenforceable, in whole or in part, such provision or clause shall be limited or modified in its application to the minimum extent necessary to make such provision or clause valid, legal and enforceable, and the remaining provisions and clauses of this Agreement shall remain fully enforceable and binding on the parties.

17. MODIFICATIONS AND WAIVER. Except as provided in Section 15 hereof with respect to changes in applicable law which broaden or narrow the right of the Independent Director to be indemnified by the Company, no supplement, modification or amendment of this Agreement shall be binding unless executed in writing by each of the parties hereto. No delay in exercise or non-exercise by the Company of any right under this Agreement shall operate as a current or future waiver by it as to its same or different rights under this Agreement or otherwise.

18. NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered by hand, (b) when transmitted by facsimile or electronic mail and receipt is acknowledged, or (c) if mailed by certified or registered mail with postage prepaid, on the third business day after the date en which it is so mailed:

If to Independent Director, to:

[      ]

If to the Company, to:

Mr. Tsang Chun Ho, Director

Unit No.08 on the 25th Floor of Nanyang Plaza, No. 57 Hung To Road

Kwun Tong, Kowloon, Hong Kong

19. GOVERNING LAW. This Agreement shall be governed by and construed and enforced under the laws of British Virgin Islands.

20. AGREEMENT GOVERNS. This Agreement is to be deemed consistent wherever possible with relevant provisions of the amended and restated memorandum and articles of association of the Company; provided, however, that in the event of a conflict between this Agreement and such provisions, the provisions of this Agreement shall control.

21. INDEPENDENT CONTRACTOR. The parties understand, acknowledge and agree that the Independent Director’s relationship with the Company is that of an independent contractor and nothing in this Agreement is intended to or should be construed to create a relationship other than that of independent contractor. Nothing in this Agreement shall be construed as a contract of employment/engagement between the Independent Director and the Company or as a commitment on the part of the Company to retain the Independent Director in any capacity, for any period of time or under any specific terms or conditions, or to continue the Independent Director’s service to the Company beyond any period.

22. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the Company and the Independent Director with respect to the subject matter hereof, and supersedes all prior understandings and agreements with respect to such subject matter.

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IN WITNESS WHEREOF, the parties hereto have executed this Independent Director Agreement as of the day and year first above written.

Company: Alpha Technology Group Limited

Authorized Person:

Independent Director:

Signature

SCHEDULE A

I POSITION: INDEPENDENT DIRECTOR.

II. COMPENSATION:

FEES. For all services rendered by the Independent Director pursuant to this Agreement, both during and outside of normal working hours, including but not limited to, attending all required meetings of the Board or applicable committees thereof, executive sessions of the independent directors, reviewing filing reports and other corporate documents as requested by the Company, providing comments and opinions as to business matters as requested by the Company, the Company agrees to pay to the Independent Director a fee of HK$30,000 per month during the Term, starting from the Effective Date.

EXPENSES. During the term of the Independent Director’s service as a director of the Company, the Company shall promptly reimburse the Independent Director for all expenses reasonably incurred by him/her in connection with attending (a) all meetings of the Board or applicable committees thereof, (b) executive sessions of the independent directors, and (c) stockholder meetings, as a director or a member of any committee of the Board, provided that any such expenses over $ shall be approved by the Company in writing in advance. In addition, the Independent Director shall rely on the Company to arrange all hotel accommodations in connection with any such meetings the Independent Director must attend. The amount of such expenses eligible for reimbursement by the Company during a calendar year shall not affect such expenses eligible for reimbursement by the Company in any other calendar year, and the reimbursement of any such eligible expenses shall be made on or before the last day of the calendar year next following the calendar year in which the expense was incurred.

NO OTHER BENEFITS OR COMPENSATION. The Independent Director acknowledges and agrees that he/she is not granted or entitled to any other benefits or compensation from the Company for services provided under this Agreement except expressly provided for in this Schedule A. Any adjustment to the benefits or compensation which the Independent Director is entitled to shall be approved by a majority in number of the members of the board of directors of the Company provided that the Independent Director shall abstain from voting and not be counted in the quorum in respect of the resolution regarding such adjustment.

Dated:

AGREED BY:	AGREED BY:

Name:	Name:
Title: